UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2005 (January 11, 2005)

Crompton Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-30270 (Commission file number)	52-2183153 (IRS employer identification number)

199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     On January 11, 2005, Crompton Corporation ("Company") announced that it expects to settle direct purchaser class action lawsuits in rubber chemicals, EPDM and nitrile rubber for a total of $97.0 million. The Company will establish a $93.1 million reserve in its 2004 financials.

     Kenneth Feinberg, former Special Master of the September 11 Victim Compensation Fund, has agreed to act as mediator and to help the representatives of the three classes determine how the settlement funds should be allocated among the three classes. In the event of a disagreement, Feinberg's decision will be binding on all parties.

     The Company said that once agreement has been reached on allocations, each of the three courts in which the lawsuits are pending will be asked to give preliminary approval of the settlements. Once preliminary approval is obtained, class members will be notified and given the opportunity to participate in or opt out of the settlement. If a sufficient level of class member participation is reached, results will be reported to the respective courts and final approvals sought. If too many class members opt out, the Company may decline to settle with particular classes or rescind the entire agreement.

     Payment of the settlement funds will be made in three installments to each class, without interest, beginning at preliminary approval and continuing through the later of final approval or 18 months after preliminary approval by each court. A copy of a press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

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(c)     Exhibits

Exhibit Number 99.1	Exhibit Description Press Release Dated January 11, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Crompton Corporation (Registrant)
By /s/ Barry J. Shainman Name: Barry J. Shainman Title: Secretary

Date: January 11, 2005

     Exhibit Index

Exhibit Number 99.1	Exhibit Description Press Release Dated January 11, 2005